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                            December 22, 2020

       Joseph Dively
       Chairman, President and Chief Executive Officer
       First Mid Bancshares, Inc.
       1421 Charleston Avenue
       Mattoon, IL 61938

                                                        Re: First Mid
Bancshares, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 18,
2020
                                                            File No. 333-251465

       Dear Mr. Dively:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance